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Exhibit 99.4

Dot Hill Reports Sequential Revenue Growth, Increased Backlog and Forward Guidance

CARLSBAD, Calif.—July 9, 2002—Dot Hill Systems Corp. (NYSE:HIL), today confirmed previous guidance that it expects sequential revenue growth for the second quarter 2002. It also estimates second quarter 2002 revenue to be between $11.0 and $11.2 million with a net loss per share between $0.32 and $0.38 inclusive of the following adjustments:

1.    A non-cash charge of $3.6 million related to a warrant granted to Sun Microsystems in association with the OEM Agreement signed May 24, 2002.

2.    A non-cash increase to inventory reserves of $2.5 million related to excess SANnet inventory given the continued slowness of the economy and planned product migration.

3.    An income tax benefit of $3.3 million related to tax refunds made available by recent tax law changes. The company received $950,000 of this benefit during the second quarter 2002 and $2.3 million in 2001.

Excluding these items, the net loss per share would be between $0.22 and $0.28, compared to a net loss of $0.24 per share for the first quarter of 2002. Further, net cash as of the end of June 2002 was $6.9 million as compared to the end of March 2002 of $11.4 million.

"In light of our current backlog of approximately $10.9 million, we expect to achieve sequential revenue growth for the remainder of this year and next year," said Preston Romm, Dot Hill's chief financial officer. "Looking ahead, we are projecting 2002 revenues to be in the range of $40 to $50 million and 2003 revenues in the range of $125 to $175 million. Further, we are anticipating the 2002 net loss per share to be between $0.85 and $1.10. Excluding the adjustments for the items discussed above, we would project the net loss per share for 2002 to be between $0.75 and $1.00. Earnings per share for 2003 are expected to be in the range of $0.15 to $0.20. A return to profitability is expected by the second quarter of 2003."

"We have never been more excited about the company's prospects for the future. During the second quarter, we signed major OEM deals and announced an agreement with Solectron, which will manufacture Dot Hill's new products developed under the OpenAxis IntelligenceTM initiative," said Jim Lambert, Dot Hill's chief executive officer. "Our OEM revenues for the past year have accounted for almost half our revenue. We will continue to focus on the indirect sales channels that fit well with our product set and manufacturing strategy."

Dot Hill's second quarter financial results conference call will be held July 24 at 12:00 p.m. ET. A live audio Webcast can be heard at http://www.dothill.com, in the investor relations section. If you prefer to join via telephone, please dial 888-609-4128 at least 5 minutes prior to the start of the call. International participants should dial 706-679-3529.

A replay of the call will be available on the web, beginning at 3:00 p.m. ET on July 24 and run through 5:00 p.m. ET on July 31, by dialing 800-642-1687. If calling internationally, dial 706-645-9291. Use reservation number 4840381.

Dot Hill (NYSE:HIL) is a leading independent provider of storage networking solutions. Its SANnet product line includes storage area networks, MIL-STD-810F and NEBS Level 3 certified systems. The Axis Storage Manager(tm) family of products enables companies to enhance their existing IT infrastructures without replacing them regardless of what storage is used. Axis also provides mirroring, remote replication and disaster recovery options for mission-critical applications. Dot Hill's customers include many of the world's leading Internet service providers, telecommunications companies, and government agencies. Dot Hill is an ISO 9002 certified company, and its web site is www.dothill.com.

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Dot Hill, Axis Storage Manager, Open Axis Intelligence and SANnet are trademarks of Dot Hill Systems Corp. All other trademarks and names are the property of their respective owners.

Certain statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements include statements about any future occurrences (as opposed to historical fact) such as Dot Hill's expectations regarding future financial and operating results and the timing of any return to profitability. The risks that contribute to the uncertain nature of the forward-looking statements include: the ability of Dot Hill to complete deals with existing and new customers on favorable terms or at all, the risk that one or more of Dot Hill's OEM or other customers may cancel orders, not order as forecasted or terminate their agreements with Dot Hill, the risk that one or more of Dot Hill's suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill, unforeseen technological, intellectual property or engineering issues; evolving industry standards; the timing of orders for products and shipments and its effect on revenue recognition; and changing customer preferences in the Open Systems computing market; as well as the additional risks set forth in the forms 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Dot Hill Reports Sequential Revenue Growth, Increased Backlog and Forward Guidance